Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Tony Thene	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

Alcoa Announces Expiration of Tender Offer

For 4.25% Notes due 2007

New York, NY – January 31, 2007 – Alcoa Inc. today announced the expiration of its tender offer (the “Offer”) to purchase for cash any and all of its 4.25% Notes due 2007 (the “2007 Notes”). The Offer expired at 5:00 p.m., ET, on January 30, 2007 (the “Expiration Date”).

As of the Expiration Date, $330,988,000 aggregate principal amount of outstanding 2007 Notes had been validly tendered and accepted.

As announced on January 26, 2007, the purchase price is $994.73 per $1,000 principal amount of the 2007 Notes tendered and accepted for payment. Alcoa will also pay accrued and unpaid interest on the 2007 Notes accepted in the Offer to, but not including, the Settlement Date. The Settlement Date is expected to be February 1, 2007.

Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. acted as Dealer Managers for the Offer. The Depositary and the Information Agent in all places other than Luxembourg is Global Bondholder Services Corporation. The Luxembourg Information Agent is Deutsche Bank Luxembourg SA. Questions regarding the Offer should be directed to Deutsche Bank Securities Inc., Liability Management Group at either 212-250-2955 or 866-627-0391 or J. P. Morgan at either 212-834-4802 or 866-834-4666.

This news release is neither an offer to purchase, an offer to sell nor a solicitation of an offer to purchase or sell any securities. The Offer was made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. Alcoa has 124,000 employees in 44 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com.